CARDIOVASCULAR SYSTEMS, INC. REPORTS FISCAL 2017
THIRD-QUARTER FINANCIAL RESULTS

Conference Call Scheduled for Today, May 3, 2017, at 3:45 PM CT (4:45 PM ET)

•	Revenues of $52.1 million grew 17% compared to third quarter last year

•	Net loss was $(1.7) million, or $(0.05) per share

•	Includes $1.5 million charge related to voluntary recall of Saline Infusion Pumps and $1.3 million charge related to employee lawsuit

•	Cash position grew $23.9 million to $103.1 million

•	Diamondback 360® Coronary Orbital Atherectomy System (OAS) Micro Crown approved in Japan and US

•	First subject enrolled in ECLIPSE coronary clinical trial

St. Paul, Minn., May 3, 2017 – Cardiovascular Systems, Inc. (CSI) (NASDAQ: CSII), a medical device company developing and commercializing innovative interventional treatment systems for peripheral and coronary artery disease, today reported financial results for its fiscal third quarter ended March 31, 2017.

The company’s third-quarter revenues were $52.1 million, a 17% increase from the third quarter of fiscal 2016. Coronary revenues grew 28% over last year, while peripheral revenues increased 14%.

The third-quarter gross profit margin decreased to 78.6% from 80.4% in the prior-year period. Gross margin was lower than anticipated due to a charge to cover the costs associated with the previously announced voluntary recall and replacement of the company’s 7-10014 Saline Infusion Pump. The $1.5 million charge reduced gross margin by approximately 2.9 percentage points.

Operating expenses in the third quarter were 27% lower than the prior year. The current quarter includes a $1.3 million net charge related to a potential loss from a previously disclosed and pending employee lawsuit, while the prior-year quarter includes $12.4 million of one-time costs. The remaining operating expenses declined $4.6 million, or 10%, reflecting management’s cost realignment initiatives and timing of studies and programs.

Third-quarter net loss was $(1.7) million, or $(0.05) per share, improving $21.0 million from a net loss of $(22.7) million, or $(0.69) per share in the prior-year period. Adjusted EBITDA was positive in the quarter at $1.7 million. Cash increased $23.9 million for the quarter, primarily due to net proceeds of $20.9 million from the sale and leaseback of the company’s headquarters and the generation of $2.7 million of cash from operations.

Scott Ward, CSI’s Chairman, President and Chief Executive Officer, said, “CSI delivered a strong quarter, with attractive growth in both our coronary and peripheral franchises. In addition, we have improved CSI’s financial condition by increasing our cash balance through the sale and leaseback of our corporate headquarters and by securing a $40.0 million line of credit.”

Diamondback 360® Coronary OAS Micro Crown Approved in Japan and US
In March, CSI announced that Japan’s Ministry of Health, Labor and Welfare approved the Diamondback 360® Coronary OAS Micro Crown as a frontline treatment for de novo severely calcified lesions and to

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May 3, 2017

facilitate access to the arteries for percutaneous coronary interventions (PCI) thereafter. Commercial launch is expected in Japan in the first half of calendar 2018.

“We are excited to receive this landmark approval, which furthers our mission to provide solutions for the treatment of calcified artery disease and facilitates our first international expansion,” said Ward. “Japan represents an attractive market opportunity as the world’s second-largest market for coronary interventions with over 280,000 PCIs per year, of which 10%-20% are estimated to be severely calcified. We look forward to working with Medikit, Co., Ltd., our exclusive distribution partner with a large sales force in Japan, to pursue this significant opportunity.”

Also in March, CSI announced that the United States Food and Drug Administration approved the Diamondback 360® Coronary OAS Micro Crown to facilitate stent delivery in patients with coronary artery disease (CAD) who are acceptable candidates for percutaneous transluminal coronary angioplasty or stenting due to de novo, severely calcified coronary artery lesions. The OAS Micro Crown will supplement the existing OAS Classic Crown in the United States for treatment of tight, severely calcified lesions that would otherwise be difficult to access. A limited market launch is expected to begin in the U.S. later in calendar 2017.

First Subject Enrolled in ECLIPSE Coronary Atherectomy Trial
In March, CSI, in partnership with Cardiovascular Research Foundation, announced the first subject enrolled in its ECLIPSE clinical trial. The subject was treated by Dr. Richard Shlofmitz, interventional cardiologist and the Director of the Department of Cardiology at St. Francis Hospital, Roslyn, NY. Dr. Shlofmitz also treated subjects in CSI’s ORBIT II and COAST clinical studies.

"Severely calcified coronary lesions have continued to grow in complexity while treating coronary artery disease (CAD)," Dr. Shlofmitz said. “The Diamondback 360® Coronary OAS provides a novel treatment option for these patients compared to conventional angioplasty. Definitive data from the ECLIPSE clinical trial will guide my treatment approach for these difficult-to-treat patients."

ECLIPSE is a prospective, multi-center, randomized clinical trial of approximately 2,000 subjects with severely calcified coronary lesions in the United States. Half the participants will receive orbital atherectomy prior to DES implantation, while the other half will receive conventional angioplasty, including specialty balloons, followed by DES implantation. The trial is powered to demonstrate differences in the primary endpoints of post-procedural minimal cross-sectional area (assessed by intravascular imaging in a subset of up to 400 patients), as well as in the clinical outcome of target vessel failure at one year. ECLIPSE will also evaluate key health economic outcomes.

Fiscal 2017 Fourth-Quarter Outlook and Commentary
Ward said, “The recall and replacement of affected Saline Infusion Pumps is expected to be moderately disruptive to fourth-quarter results. Until the recall is complete, limited pump availability will temper new account openings. In addition, a portion of sales time will be dedicated to facilitate the recall process and ensure that our affected customers are appropriately serviced. Finally, some customers may reduce usage of our OAS until their pumps are replaced. Our fourth-quarter guidance reflects our current assessment of these factors.”

For the fiscal 2017 fourth quarter ending June 30, 2017, CSI anticipates:

•	Revenue in a range of $51.5 million to $52.5 million;

•	Gross profit as a percentage of revenues of about 81 percent;

•	Operating expenses of approximately $43.5 million;

•	Net loss in the range of $(2.0) million to $(1.4) million, or loss per common share ranging from $(0.06) to $(0.04), assuming approximately 32.7 million average shares outstanding; and

•	Positive Adjusted EBITDA.

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May 3, 2017

Conference Call Today at 3:45 p.m. CT (4:45 p.m. ET)
Cardiovascular Systems, Inc. will host a live conference call and webcast of its fiscal third-quarter results today, May 3, 2017, at 3:45 p.m. CT (4:45 p.m. ET). To access the call, dial (877) 201-0168 and enter the access number 4070160. Please dial in at least 10 minutes prior to the call. To access the live webcast, go to the events section of the company’s investor relations website, http://investors.csi360.com/Investors/Events, and click on the webcast link.

For an audio replay of the conference call, dial (800) 585-8367 and enter 4070160. The audio replay will be available beginning at 6:45 p.m. CT on Wednesday, May 3, 2107, through 10:59 p.m. CT on Wednesday, May 10, 2017.

Use of Non-GAAP Financial Measures
To supplement CSI's consolidated condensed financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), CSI uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in tables later in this release immediately following the consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI's financial results prepared in accordance with GAAP.

About Peripheral Artery Disease (PAD)
As many as 18 million Americans, most over age 65, suffer from PAD, which is caused by the accumulation of plaque in peripheral arteries reducing blood flow. Symptoms include leg pain when walking or at rest. Left untreated, PAD can lead to severe pain, immobility, non-healing wounds and eventually limb amputation. With risk factors such as diabetes and obesity on the rise, the prevalence of PAD is growing at double-digit rates.

Millions of patients with PAD may benefit from treatment with orbital atherectomy utilizing the Stealth 360® and Diamondback 360 Peripheral Orbital Atherectomy Systems, minimally invasive catheter systems developed and manufactured by CSI. These systems use a diamond-coated crown, attached to an orbiting shaft, which sands away plaque while preserving healthy vessel tissue — a critical factor in preventing reoccurrences. Balloon angioplasty and stents have significant shortcomings in treating hard, calcified lesions. Stents are prone to fractures and high recurrence rates, and treatment of hard, calcified lesions often leads to vessel damage and suboptimal results.

About Coronary Artery Disease (CAD)
CAD is a life-threatening condition and a leading cause of death in men and women in the United States. CAD occurs when a fatty material called plaque builds up on the walls of arteries that supply blood to the heart. The plaque buildup causes the arteries to harden and narrow (atherosclerosis), reducing blood flow. The risk of CAD increases if a person has one or more of the following: high blood pressure, abnormal cholesterol levels, diabetes, or family history of early heart disease. According to the American Heart Association, 16.3 million people in the United States have been diagnosed with CAD, the most common form of heart disease. Heart disease claims more than 600,000 lives in the United States each year. According to estimates, significant arterial calcium is present in nearly 40% of patients undergoing a percutaneous coronary intervention (PCI). Significant calcium contributes to poor outcomes and higher treatment costs in coronary interventions when traditional therapies are used, including a significantly higher occurrence of death and major adverse cardiac events (MACE).

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s Orbital Atherectomy Systems treat calcified and fibrotic plaque in arterial vessels throughout the leg and heart in a few minutes of treatment time, and address many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. The U.S. FDA granted the first 510

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May 3, 2017

(k) clearance for the use of the Orbital Atherectomy System in peripheral arteries in August 2007. In October 2013, the company received FDA approval for the Coronary Orbital Atherectomy System. To date, over 308,000 of CSI’s devices have been sold to leading institutions across the United States. For more information, visit the company’s website at www.csi360.com.

Safe Harbor
Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) the anticipated commercialization of the Diamondback 360 Coronary OAS Micro Crown in Japan, including the anticipated timing thereof, and the significant opportunity in Japan; (ii) the market launch of the OAS Micro Crown in the U.S., including the anticipated timing thereof; (iii) the ECLIPSE trial; (iv) the recall and replacement of Saline Infusion Pumps and the expected impact thereof; and (vi) anticipated revenue, gross profit, operating expenses, net loss and Adjusted EBITDA, are forward-looking statements. These statements involve risks and uncertainties that could cause results to differ materially from those projected, including, but not limited to, regulatory developments in the U.S., Japan and other foreign countries; FDA and similar Japanese and other foreign clearances and approvals; approval of our products for distribution in Japan and other foreign countries; approval of products for reimbursement and the level of reimbursement in the U.S., Japan and other foreign countries; dependence on market growth; agreements with third parties to sell their products; our ability to maintain our relationship with our distribution partner in Japan; the experience of physicians regarding the effectiveness and reliability of CSI’s products; the reluctance of physicians, hospitals and other organizations to accept new products; the potential for unanticipated delays in enrolling medical centers and patients for clinical trials; actual clinical trial and study results; the impact of competitive products and pricing; unanticipated developments affecting our estimates regarding expenses, future revenues and capital requirements; the difficulty of successfully managing operating costs; our ability to manage our sales force strategy; our actual research and development efforts and needs; our ability to obtain and maintain intellectual property protection for product candidates; our actual financial resources and our ability to obtain additional financing; fluctuations in results and expenses based on new product introductions, sales mix, unanticipated warranty claims, and the timing of project expenditures; our ability to manage costs; investigations or litigation threatened or initiated against us; future actions by the FDA and other regulatory bodies; CSI’s failure to adequately assess the cause and effect of the issues with the pump that led to the recall; the ability of CSI to adequately modify the pump design in order to prevent the issues from happening in the future; FDA approval of future designs and versions of the pump, including replacement pumps to be used in the recall; the ability of CSI to obtain sufficient components from suppliers to manufacture replacement pumps; the ability of CSI to replace the affected pumps in a timely and effective manner; the potential that CSI may subsequently discover additional pumps subject to recall; customer reactions to the recall; the effect on CSI’s reputation of the recall; the possibility that this recall could subject CSI to claims or proceedings that may adversely impact its business and financial condition; the challenge and appeal of pending employment litigation; general economic conditions; and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.

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May 3, 2017

Product Disclosures:

Peripheral Products
The Stealth 360® PAD System and Diamondback 360® PAD System are percutaneous orbital atherectomy systems indicated for use as therapy in patients with occlusive atherosclerotic disease in peripheral arteries and stenotic material from artificial arteriovenous dialysis fistulae. The systems are contraindicated for use in coronary arteries, bypass grafts, stents or where thrombus or dissections are present. Although the incidence of adverse events is rare, potential events that can occur with atherectomy include: pain, hypotension, CVA/TIA, death, dissection, perforation, distal embolization, thrombus formation, hematuria, abrupt or acute vessel closure, or arterial spasm.

Coronary Product
Indications: The Diamondback 360® Coronary Orbital Atherectomy System (OAS) is a percutaneous orbital atherectomy system indicated to facilitate stent delivery in patients with coronary artery disease (CAD) who are acceptable candidates for PTCA or stenting due to de novo, severely calcified coronary artery lesions.

Contraindications: The OAS is contraindicated when the ViperWire guide wire cannot pass across the coronary lesion or the target lesion is within a bypass graft or stent. The OAS is contraindicated when the patient is not an appropriate candidate for bypass surgery, angioplasty, or atherectomy therapy, or has angiographic evidence of thrombus, or has only one open vessel, or has angiographic evidence of significant dissection at the treatment site and for women who are pregnant or children.

Warnings/Precautions: Performing treatment in excessively tortuous vessels or bifurcations may result in vessel damage; The OAS was only evaluated in severely calcified lesions, A temporary pacing lead may be necessary when treating lesions in the right coronary and circumflex arteries; On-site surgical back-up should be included as a clinical consideration; Use in patients with an ejection fraction (EF) of less than 25% has not been evaluated. See the instructions for use before performing Diamondback 360 Coronary OAS procedures for detailed information regarding the procedure, indications, contraindications, warnings, precautions, and potential adverse events. For further information call CSI at 1-877-274-0901 and/or consult CSI’s website at www.csi360.com.

Caution: Federal law (USA) restricts these devices to sale by or on the order of a physician.

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May 3, 2017

Cardiovascular Systems, Inc.
Consolidated Statements of Operations
(Dollars in Thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2017	2016	2017	2016

Net revenues	$52,144	$44,461	$151,987	$129,724
Cost of goods sold	11,139	8,725	29,768	25,567
Gross profit	41,005	35,736	122,219	104,157
Expenses:
Selling, general and administrative	37,332	42,338	108,191	124,991
Research and development	5,432	5,748	16,572	19,895
Restructuring	─	2,376	─	2,376
Legal settlement	─	8,000	─	8,000
Total expenses	42,764	58,462	124,763	155,262
Loss from operations	(1,759)	(22,726)	(2,544)	(51,105)
Other (income) and expense, net	(28)	(21)	(46)	(22)
Loss before income taxes	(1,731)	(22,705)	(2,498)	(51,083)
Provision for income taxes	18	11	66	57
Net loss	$(1,749)	$(22,716)	$(2,564)	$(51,140)

Basic and diluted earnings per share	$(0.05)	$(0.69)	$(0.08)	$(1.57)

Basic and diluted weighted average shares outstanding	32,650,974	32,711,341	32,232,409	32,491,271

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May 3, 2017

Cardiovascular Systems, Inc.
Consolidated Balance Sheets
(Dollars in Thousands)
(unaudited)

	March 31,	June 30,
	2017	2016
ASSETS
Current assets
Cash and cash equivalents	$103,130	$60,638
Accounts receivable, net	27,877	23,128
Inventories	16,605	17,440
Marketable securities	741	684
Prepaid expenses and other current assets	3,479	2,992
Total current assets	151,832	104,882
Property and equipment, net	30,213	32,471
Patents, net	4,752	5,013
Other assets	60	40
Total assets	$186,857	$142,406

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$8,813	$8,506
Accrued expenses	29,837	26,993
Total current liabilities	38,650	35,499
Long-term liabilities
Finance obligation	20,973	─
Deferred revenue	10,000	─
Other liabilities	3,752	6,010
Total liabilities	73,375	41,509
Commitments and contingencies
Total stockholders' equity	113,482	100,897
Total liabilities and stockholders' equity	$186,857	$142,406

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May 3, 2017

Cardiovascular Systems, Inc.
Supplemental Sales Information
(Dollars in Thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2017	2016	2017	2016

Device revenue	$47,905	$40,757	$139,789	$119,420
Other product revenue	4,239	3,704	12,198	10,304
Total revenue	$52,144	$44,461	$151,987	$129,724

PAD revenue	$38,685	$33,944	$113,951	$101,935
CAD revenue	13,459	10,517	38,036	27,789
Total revenue	$52,144	$44,461	$151,987	$129,724

New customers:
PAD	37	44	122	140
CAD	35	53	141	160

Reorder revenue %	98%	97%	98%	97%

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May 3, 2017

Non-GAAP Financial Measures
To supplement CSI's consolidated condensed financial statements prepared in accordance with GAAP, CSI uses a non-GAAP financial measure referred to as "Adjusted EBITDA" in this release. This release also references Gross Margin and Operating Expenses, in each case adjusted to exclude certain charges or costs.

Reconciliations of these non-GAAP measures to the most comparable U.S. GAAP measures for the respective periods can be found in the following tables. In addition, an explanation of the manner in which CSI's management uses these measures to conduct and evaluate its business, the economic substance behind management's decision to use these measures, the substantive reasons why management believes that these measures provide useful information to investors, the material limitations associated with the use of these measures and the manner in which management compensates for those limitations is included following the reconciliation tables.

Adjusted EBITDA
(Dollars in Thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2017	2016	2017	2016

Net loss	$(1,749)	$(22,716)	$(2,564)	$(51,140)
Less: Other (income) and expense, net	(28)	(29)	(46)	(22)
Less: Provision for income taxes	18	19	66	57
Loss from operations	(1,759)	(22,726)	(2,544)	(51,105)
Add: Stock-based compensation	2,403	3,173	8,336	10,392
Add: Depreciation and amortization	1,044	979	3,100	2,900
Adjusted EBITDA	$1,688	$(18,574)	$8,892	$(37,813)

Gross Profit and Gross Margin (Excluding Recall Charges)
(Dollars in Thousands)
(unaudited)

	Three Months Ended
	March 31,
	2017	2016

Gross profit	$41,005	$35,736
Less: Recall charges	1,505	─
Gross Profit (excluding recall charges)	$42,510	$35,736

	Three Months Ended
	March 31,
	2017	2016

Gross margin	78.6%	80.4%
Less: Recall charges as percentage of net revenues	2.9%	─
Gross Margin (excluding recall charges)	81.5%	80.4%

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May 3, 2017

Operating Expenses (Excluding One-Time Costs)
(Dollars in Thousands)
(unaudited)

	Three Months Ended
	March 31,
	2017	2016

Operating expenses	$42,764	$58,462
Less: Restructuring and severance	─	(4,406)
Less: Litigation settlement	─	(8,000)
Less: Employment litigation costs	(1,300)	─
Operating Expenses (excluding one-time costs)	$41,464	$46,056

Use and Economic Substance of Non-GAAP Financial Measures Used by CSI and Usefulness of Such Non-GAAP Financial Measures to Investors
CSI uses Adjusted EBITDA as a supplemental measure of performance and believes this measure facilitates operating performance comparisons from period to period and company to company by factoring out potential differences caused by depreciation and amortization expense and non-cash charges such as stock based compensation. CSI's management uses Adjusted EBITDA to analyze the underlying trends in CSI's business, assess the performance of CSI's core operations, establish operational goals and forecasts that are used to allocate resources and evaluate CSI's performance period over period and in relation to its competitors' operating results. Additionally, CSI's management is evaluated on the basis of Adjusted EBITDA when determining achievement of their incentive compensation performance targets.

CSI believes that presenting Adjusted EBITDA provides investors greater transparency to the information used by CSI's management for its financial and operational decision-making and allows investors to see CSI's results "through the eyes" of management. CSI also believes that providing this information better enables CSI's investors to understand CSI's operating performance and evaluate the methodology used by CSI's management to evaluate and measure such performance.

The following is an explanation of each of the items that management excluded from Adjusted EBITDA and the reasons for excluding each of these individual items:

-- Stock-based compensation. CSI excludes stock-based compensation expense from its non-GAAP financial measures primarily because such expense, while constituting an ongoing and recurring expense, is not an expense that requires cash settlement. CSI's management also believes that excluding this item from CSI's non-GAAP results is useful to investors to understand the application of stock-based compensation guidance and its impact on CSI's operational performance, liquidity and its ability to make additional investments in the company, and it allows for greater transparency to certain line items in CSI's financial statements.

-- Depreciation and amortization expense. CSI excludes depreciation and amortization expense from its non-GAAP financial measures primarily because such expenses, while constituting ongoing and recurring expenses, are not expenses that require cash settlement and are not used by CSI's management to assess the core profitability of CSI's business operations. CSI's management also believes that excluding these items from CSI's non-GAAP results is useful to investors to understand CSI's operational performance, liquidity and its ability to make additional investments in the company.

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May 3, 2017

In addition, CSI uses Gross Profit and Gross Margin, excluding recall charges, and Operating Expenses, excluding one-time costs, in this release. CSI excludes certain one-time charges and costs from these items primarily because such expenses are not ongoing and recurring expenses. CSI’s management believes that excluding these items is useful to investors to understand CSI’s core operational performance for the periods presented.

Material Limitations Associated with the Use of Non-GAAP Financial Measures and Manner in which CSI Compensates for these Limitations
Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI's financial results prepared in accordance with GAAP. Some of the limitations associated with CSI's use of these non-GAAP financial measures are:

-- Items such as stock-based compensation do not directly affect CSI's cash flow position; however, such items reflect economic costs to CSI and are not reflected in CSI's "Adjusted EBITDA" and therefore these non-GAAP measures do not reflect the full economic effect of these items.

-- Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than CSI, limiting the usefulness of those measures for comparative purposes.

-- CSI's management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures CSI uses. CSI compensates for these limitations by relying primarily upon its GAAP results and using non-GAAP financial measures only supplementally. CSI provides full disclosure of each non-GAAP financial measure.

-- CSI uses and detailed reconciliations of each non-GAAP measure to its most directly comparable GAAP measure. CSI encourages investors to review these reconciliations. CSI qualifies its use of non-GAAP financial measures with cautionary statements as set forth above.

Contacts:

Cardiovascular Systems, Inc. Jack Nielsen (651) 202-4919 j.nielsen@csi360.com	Padilla Matt Sullivan (612) 455-1709 matt.sullivan@padillaco.com
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